Exhibit (d)(7)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

SEQUANS COMMUNICATIONS USER EQUIPMENT SOLUTION LTE TECHNOLOGY ACCESS AND LICENSE AGREEMENT

This is an LTE Technology Access and License Agreement (the “TALA”) dated as of September 3, 2020 (the “Effective Date”), between

1°. - SEQUANS COMMUNICATIONS, French company incorporated under the form of Société Anonyme, registered with the NANTERRE CORPORATE REGISTER (R.C.S.) under the number 450 249 677, and having its registered office located at 15-55 boulevard Charles de Gaulle, 92700 Colombes (France), hereafter referred to as « SEQUANS »,

and

2°. RENESAS ELECTRONICS CORPORATION, a company incorporated under the laws of Japan, having its registered office located at TOYOSU FORESIA, 3-2-4 Toyosu, Koto-ku, Tokyo 135-0061 (Japan), on behalf of itself and its subsidiaries and affiliates, hereafter referred to as the “LICENSEE”,

Together referred to as “THE PARTIES”

WHEREAS,

SEQUANS’ business is designing, developing, selling and licensing system-on-chip solutions for 4G wireless systems based on the LTE (Long Term Evolution) standard. In particular, SEQUANS has developed a user equipment station solution for LTE, the “UE SOLUTION”, whose features are detailed under Exhibit A attached hereto.

The UE SOLUTION has been developed by SEQUANS in order to be used as a whole, including both its software and hardware (i.e. the system-on-chip) components.

LICENSEE has expressed the wish to obtain a license of the UE SOLUTION for the purpose of developing and distributing its own products incorporating such UE SOLUTION.

NOW THEREFORE, THE PARTIES have agreed upon the terms and conditions of such license as set forth herein.

SECTION 1. DEFINITIONS

1.1

“BUSINESS PRACTICES”: all information relating to business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel, and business relationships.

1.2

“CONFIDENTIAL INFORMATION”: all information proprietary to SEQUANS or to LICENSEE, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under applicable laws. Confidential Information also includes information relating to the INTELLECTUAL PROPERTY and Business Practices of SEQUANS or LICENSEE. Confidential Information does not include information which (1) was already known to a party prior to its contact with the other party, (2) becomes generally available to the public other than through a breach of this LICENSE, (3) is furnished to a party by a third party who is lawfully in possession of such information and who lawfully conveys that information, or (4) is subsequently developed by a receiving party (the “Receiving Party”) independently, as established by the party’s written records, of the information received from the disclosing party (the “Disclosing Party”).

1.3

“STANDARD ESSENTIAL IPR” means those claims of patents, patent applications, or any other intellectual property rights that would necessarily be infringed by remaining compliant with the3GPP standard including optional implementations thereof provided for in the standards on technical but not commercial grounds taking into account normal technical practice and the state of art generally available at the time of standardization.

1.4

“INTELLECTUAL PROPERTY”: all information relating to research and development, inventions, discoveries, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, works, concepts, designs, ideas, presentation materials, outlines, scripts, text, sketches, photographs, logos, graphics, prototypes, models, samples, screens, molds, lasts, patents, copyrights, trademarks, trade names, trade secrets, formulae, writings, notes, and all other creative materials created and produced by a party.

1.5	“LICENSE FEE”: the fee to be paid by LICENSEE to SEQUANS in consideration of the license granted in section 2.

1.6	“LICENSEE PRODUCT”: a product designed by or for the LICENSEE and which incorporates the LICENSED SOLUTION.

1.7

“SEQUANS TECHNOLOGY”: SEQUANS Deliverables, SOFTWARE BINARY CODE, SOFTWARE SOURCE CODE, SoC, Reference design, any other SEQUANS CONFIDENTIAL INFORMATION and any INTELLECTUAL PROPERTY Rights associated with the foregoing.

1.8	“SoC”: SEQUANS User Equipment System-on-Chip component suitable for applications compliant with the LTE standard and detailed under Exhibit A.

1.9	“SOFTWARE”: the user equipment software package comprising SOFTWARE BINARY CODE and SOFTWARE SOURCE CODE.

1.10	“SOFTWARE BINARY CODE”: the SOFTWARE binary code described in Exhibit B.

1.11	“SOFTWARE SOURCE CODE”: the SOFTWARE source code described in Exhibit B.

1.12

“SEQUANS COMMUNICATIONS STANDARD TERMS AND CONDITIONS OF PRODUCT SALE”: the standard terms and condition that apply to sales of Sequans’ chip products, appended as Exhibit D hereto. In case of conflict with the provisions of SEQUANS COMMUNICATIONS TERMS AND CONDITIONS OF PRODUCT SALE, the terms of this TALA shall prevail.

1.13	“LICENSED SOLUTION”: the hardware and software developed by SEQUANS described in Exhibit A and Exhibit B.

SECTION 2. SCOPE - LICENSE GRANT - RESTRICTIONS

2.1.

License Grant: Subject to the terms and conditions of this TALA, SEQUANS grants to LICENSEE, and LICENSEE hereby accepts, a non-exclusive, perpetual, worldwide and non-transferable right to use LICENSED SOLUTIONS that LICENSEE purchases from SEQUANS exclusively to:

2.1.1	internally develop and design LICENSEE PRODUCTS,

2.1.2	use the SOFTWARE BINARY CODE, exclusively in connection with the LICENSED SOLUTION and the development, and manufacture of LICENSEE PRODUCTS,

2.1.3	modify or adapt or have modified and adapted the SOFTWARE SOURCE CODE, exclusively in connection with the Licensed SOLUTION and LICENSEE’S PRODUCT,

offer for sale and sell, have sold or otherwise distribute or have distributed the LICENSEE PRODUCTS incorporating the LICENSED SOLUTION; and thus sub-license to its customers worldwide the use of the LICENSED SOLUTION as a part of LICENSEE PRODUCTS purchased by such customers, including all new releases of the SOFTWARE BINARY CODE provided to LICENSEE in connection with maintenance services as referred to under section 6 “MAINTENANCE AND SUPPORT SERVICES/WARRANTY - FEES,” and all modifications and adaptations thereto made by LICENSEE.

2.2	Sublicense to Contractors.

With advance notice to SEQUANS, LICENSEE may temporarily release the SOFTWARE BINARY CODE to a third-party contractor, whether a manufacturing contractor or a design services contractor, which shall not be a competitor of SEQUANS, solely to exploit the SOFTWARE BINARY CODE as provided above in section 2.1, and provided such third-party contractor agrees in writing to terms and conditions including restrictions on disclosure and use of the Licensed SOLUTION that are at least as restrictive as are contained in this Agreement, and further agrees to return all copies of such SOFTWARE BINARY CODE to LICENSEE at the conclusion of the use of the SOFTWARE BINARY CODE pursuant to section 2.1.

The notice to SEQUANS shall be in the form of Exhibit E and shall be communicated to the [***] by [***] Colombes, France). The notice is effective when confirmed by SEQUANS.

LICENSEE SHALL REMAIN SOLELY LIABLE FOR ANY BREACH OF CONTRACT BY LICENSEE’S CONTRACTORS.

2.3	Restrictions

All INTELLECTUAL PROPERTY rights and other proprietary rights of SEQUANS not expressly granted to LICENSEE in this TALA are expressly reserved by SEQUANS. The LICENSEE shall not acquire any title, copyright or other proprietary rights in the LICENSED SOLUTION other than specified in this TALA.

LICENSEE undertakes both to inform SEQUANS of any contemplated modification of the SOFTWARE SOURCE CODE and to specify the module(s) to be modified, such information to be provided before such intended modification and pursuant to the process defined under section 2 “Access to On-Line Technical Support” of Exhibit C “Maintenance and Support Services” appended hereto. Except as otherwise agreed upon by the parties, SEQUANS will have no obligation, responsibility, or liability for modules that been modified by LICENSEE and will not be required to maintain the modified codes.

LICENSEE ACKNOWLEDGES THAT THE SOFTWARE (BINARY CODE AND SOURCE CODE) AND THE SOC COMPOSING THE LICENSED SOLUTION SHALL NEVER BE USED SEPARATELY, SO AS TO PRESERVE THE INTEGRITY OF THE UE SOLUTION (THE MAJOR RULE):

☐

ANY FAILURE TO RESPECT THIS MAJOR RULE SHALL CONSTITUTE A MAJOR BREACH OF THE PRESENT LICENSE, AND SEQUANS MAY TERMINATE THE AFORESAID LICENSE AFTER PRIOR NOTICE TO LICENSEE AND A REASONABLE OPPORTUNITY TO CURE THE BREACH OR DEFAULT, NOTWITHSTANDING THE RIGHT OF SEQUANS TO CLAIM FOR ANY COMPENSATORY DAMAGES WITH RESPECT TO LICENSEE’S BREACH OF THE MAJOR RULE;

☐	LICENSEE SHALL REMAIN LIABLE FOR ANY INFRINGEMENT OF SUCH MAJOR RULE, EITHER BY LICENSEE ITSELF OR ITS EMPLOYEES, AGENTS, PRINCIPALS AND INDEPENDENT CONTRACTORS.

LICENSEE shall reproduce and include any and all copyright notices and proprietary rights legends that are included with the SOFTWARE.

LICENSEE acknowledges that the SOFTWARE contains open source code (e.g., source code subject to a GNU GPL license) and that specific license terms should consequently be applied. The open source code incorporated into the SOFTWARE and the rules that apply to it are described in Exhibit B. LICENSEE acknowledges that in no event shall SEQUANS be liable for any and all damages caused by LICENSEE or its customers in connection with the failure to comply with the applicable open source license terms.

LICENSEE shall not offer for sale, sell, transfer or distribute LICENSED SOLUTION or any portion thereof, except when incorporated in LICENSEE PRODUCTS.

THIS TALA WILL AUTOMATICALLY TERMINATE UPON LICENSEE’S TRANSFER OF ANY COPY OF THE SOFTWARE TO ANOTHER PARTY (IF NOT INTENDED FOR EVALUATION, DEVELOPMENT OR TESTING OF LICENSEE PRODUCT OR FOR INCORPORATION IN THE LICENSEE PRODUCT).

Access to the SOFTWARE shall be limited to LICENSEE’S employees and internal contractors who (i) require access to the SOFTWARE for the purpose of developing or testing LICENSEE PRODUCT, and (ii) have signed nondisclosure agreements in which such employees or contractors agree to protect third party confidential information on terms no less stringent than those set forth herein.

LICENSEE shall protect the SOFTWARE from unauthorized access, reproduction, disclosure or use. In the event LICENSEE becomes aware of any unauthorized use or disclosure of the SOFTWARE, LICENSEE shall notify SEQUANS immediately in writing and shall give full cooperation, at LICENSEE’S expense, to minimize the effects of such unauthorized use or disclosure.

LICENSEE shall not, nor permit others to, reverse engineer, decompile, or disassemble the SOFTWARE BINARY CODE, nor shall LICENSEE, nor permit others to, reduce the binary materials or any component thereof to human-readable or non-binary form.

[***]

[***]

SECTION 3. SOFTWARE DELIVERY

Upon execution of this TALA, SEQUANS will deliver the SOFTWARE BINARY CODE and SOFTWARE SOURCE CODE, as described in Exhibit B, to LICENSEE by communicating the access codes to an FTP server or cloud portal.

SECTION 4. LICENS’E FEES - LATE PAYMENT FEES

4.1 LICENSED SOLUTION License Fees:

The fee of [***] for the license granted in section 2 (“License Fee”) shall be waived subject to the limitations set forth below:

•	[***]

•	[***]

[***]

[***]

[***]

SECTION 5. Purchase of Product

Any sale of SoCs or reference design boards to LICENSEE shall be governed by the following, in order of priority:

1.	the provisions contained herein including but not limited to the product pricing set forth in Exhibit F, mutatis mutandis, except sections 3, 4 and 6; and then

2.	the terms and conditions in Exhibit D, unless the Parties agree in writing upon other specific terms and conditions.

SECTION 6. MAINTENANCE AND SUPPORT SERVICES/WARRANTY - FEES

6.1 Warranty:

SEQUANS warrants to LICENSEE that the LICENSED SOLUTION will perform substantially in accordance with the applicable features specified in Exhibit A for one (1) year following SOFTWARE delivery (the “Warranty Period”).

SEQUANS warrants that the information provided under Exhibit B is complete and accurate. SEQUANS warrants that is in compliance with all applicable license terms for open source software used in the SOFTWARE.

6.2 Maintenance and support services and related fees:

During the Warranty Period, Sequans will provide the maintenance and support services described in Exhibit C (“MS Services”) without charge.

After the expiration of the Warranty Period, upon written request from LICENSEE, SEQUANS will provide MS Services for additional one year terms in consideration of the payment by LICENSEE of annual maintenance fees amounting to [***] per year. The MS Services period shall automatically renew for subsequent one-year periods. LICENSEE may terminate the MS Services by notifying the other Party in writing at least ten (10) business days before the start of a new MS Services period. If the [***]

As regards following years, the maintenance fees shall be subject to the reductions detailed hereafter with respect to the units of SoC purchased in the prior year by LICENSEE:

[***]

Should LICENSEE require development or other services not included in the MS Services, the Parties agree to negotiate in good faith the required Statement of Work and related fees.

LICENSEE will pay the MS Services fees applicable to a given one-year period within forty five (45) days of receipt of SEQUAN’s invoice.

In the event that such fees remain unpaid for sixty (60) days after LICENSEE’s receipt of SEQUAN’s invoice, SEQUAN may suspend all MS Services until such time as the fees have been paid by LICENSEE.

6.3 Exclusions:

LICENSEE hereby acknowledges that the LICENSED SOLUTION is a highly sensitive electronic product requiring special handling and that neither the Warranty granted under Section 6 herein shall apply nor shall SEQUANS provide the MS Services in the event the LICENSED SOLUTION, or any part thereof, has been (i) subject to accident, misuse (i.e., not in compliance with its specifications and/or the terms and conditions set forth herein), negligence or improper installation/implementation, (ii) subject to maintenance services provided by anyone other than SEQUANS, or (iii) incorporated in products other than LICENSEE PRODUCT.

SECTION 7. INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT INDEMNITY

a.

SEQUANS will defend any claim, suit, or proceeding brought against LICENSEE and will pay any damages or court costs (excluding consequential and exemplary damages) finally awarded against LICENSEE, or agreed to by SEQUANS in settlement or compromise, to the extent such claim, suit, or proceeding is based on an allegation that the LICENSED SOLUTION or any apart thereof, or the use or distribution thereof in accordance with this TALA, infringes upon a third party’s Intellectual Property right, including but not limited to patent, copyright or trade secret (a “Claim”) provided that LICENSEE (i) promptly notifies SEQUANS of such claim, suit, or proceeding; (ii) gives SEQUANS all applicable evidence in LICENSEE’s possession, custody or control; (iii) gives SEQUANS reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise; and (iv) has paid and continues to pay all fees due to SEQUANS under this TALA and has complied and continues to comply with all other provisions of this TALA.

b.

In the event the LICENSED SOLUTION is held to constitute an infringement of third party Intellectual Property right, SEQUANS may at its sole discretion: (i) obtain a license that allows LICENSEE to continue to use the LICENSED SOLUTION, or (ii) replace or modify the LICENSED SOLUTION so that it becomes non-infringing and reasonably meets the applicable specifications set forth in Exhibits A and B.

c.

Exceptions. Notwithstanding the foregoing provisions of this Section 7, SEQUANS shall have no liability for LICENSEE’s willful acts or for any settlement or compromise incurred or made by LICENSEE without SEQUANS’s prior written consent. Notwithstanding the above, SEQUANS shall have no obligation to defend and shall have no indemnification obligation under this section 7 with respect to any Claim to the extent it (i) is based upon any use of the LICENSED SOLUTION by LICENSEE that is in violation of this Agreement, (ii) is based upon any use of the LICENSED SOLUTION by LICENSEE outside the LICENSED SOLUTION use for cellular communications devices (iii) is based upon any intellectual property right of an entity in which LICENSEE or an affiliate or subsidiary has a controlling or financial interest or for which it has cross license rights, (iv) results from any suit or allegation initiated by LICENSEE (e.g., a counter claim), (iv) is based upon LICENSEE’s failure to use materials or instructions provided by SEQUANS which would have rendered the LICENSED SOLUTION non-infringing as long as the materials or instructions do not materially affect the performance of the LICENSED SOLUTION (v) is based solely upon LICENSEE’s modifications or alterations to LICENSED SOLUTION, or a combination of the LICENSED SOLUTION with other items not furnished by SEQUANS where the infringement is caused solely by such combination (vi) is based upon SEQUANS’s compliance with LICENSEE’s particular design, instructions or specifications, or (vii) is based upon LICENSEE’s failure to use any modifications, including corrections and enhancements, delivered to LICENSEE by SEQUANS, if such use would have prevented the infringement

d.

Standard Essential IPR. SEQUANS shall have no obligation to defend and shall have no indemnification obligation under this section 7 with respect to any Claim to the extent it is based solely upon any alleged infringement of Standard Essential IPR, except when LICENSEE purchase modules with Standard Essential IPR coverage, it being specified that chipsets can only be sold without Standard Essential IPR coverage.

e.

LICENSEE Indemnification. LICENSEE will defend any claim, suit, or proceeding brought against SEQUANS for infringement of a third party’s intellectual property rights and will pay any damages or court costs (excluding consequential and exemplary damages) awarded against SEQUANS, or agreed to by LICENSEE in settlement or compromise, to the extent such claim, suit, or proceeding is based solely on: (i) LICENSEE’s modifications to the SOFTWARE or LICENSED SOLUTION, (ii) SEQUANS’s compliance with LICENSEE’s particular design, instructions or specifications, (iii) LICENSEE’s failure to use any modifications, including corrections and enhancements, delivered to LICENSEE by SEQUANS, if such use would have prevented the infringement, (iv) the use or incorporation, or the facilitation thereof, of the LICENSED SOLUTION in products other than LICENSEE PRODUCTS, on the condition that SEQUANS: (a) promptly notifies LICENSEE of such claim, suit or proceeding; (b) gives LICENSEE all applicable evidence in SEQUANS’s possession, custody or control related to such claim, suit or proceeding; and (c) gives LICENSEE reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise.

f.

Each party may be represented in any such indemnification proceeding by counsel of its own choosing at its own expense. The indemnifying Party shall not agree to any settlement or compromise that admits fault or imposes liability on the part of the indemnified Party without its prior written consent.

THIS SECTION 7 STATES THE PARTIES’ ENTIRE OBLIGATION AND LIABILITY, AND THE PARTIES’ SOLE REMEDY, FOR ANY ALLEGATIONS OF INFRINGMENT OF THIRD PARTY INTELLECTUAL PROPERTY ARSING OUT OF OR RELATING TO THE USE OF THE LICENSED SOLUTION IN WHOLE OR IN PART.

SECTION 8. LIMITED LIABILITY - LIMITATION OF REMEDIES

THE WARRANTIES RESPECTIVELY PROVIDED FOR UNDER

(i)	SECTION 6 “WARRANTY/MAINTENANCE AND SUPPORT SERVICES - FEES” AND SECTION 7 “INFRINGEMENT INDEMNITY” ABOVE AND

(ii)	SECTION 11 OF THE SEQUANS COMMUNICATIONS TERMS AND CONDITIONS OF PRODUCT SALE APPENDED UNDER EXHIBIT D HERETO (OR ANY OTHER PROVISION TO BE SUBSTITUTED UPON AGREEMENT OF THE PARTIES)

ARE EXCLUSIVE, AND SEQUANS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NEITHER CUSTOMER NOR ANY OTHER PERSON OR BUSINESS ORGANIZATION IS AUTHORIZED TO MAKE ANY WARRANTY OR ASSUME ANY OBLIGATION OR LIABILITY ON SEQUANS’ BEHALF IN CONNECTION WITH THE SALE, INSTALLATION, OR USE OF THE LICENSED SOLUTION.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS - INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL - INCURRED BY THE OTHER PARTY IN CONNECTION WITH OR ARISING OUT OF THE PRESENT TALA AND/OR THE USE OF ANY ITEMS OR SERVICES PROVIDED FOR IN THIS TALA, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR OF ANY CLAIM BY ANY OTHER PARTY.

PURSUANT TO SECTION 2 ABOVE, LICENSEE AKNOWLEDGES THAT IN NO EVENT SHALL SEQUANS BE LIABLE FOR, ANY DAMAGES CAUSED BY LICENSEE OR ITS CUSTOMERS BREACH OF ANY APPLICABLE OPEN SOURCE CODE LICENSE TERMS REGARDING OPEN SOURCE CODE CONTAINED IN THE SOFTWARE AND DEFINED IN EXHIBIT B.

IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS TALA EXCEED THE GREATER OF [***]

SECTION 9. TERM - TERMINATION

The term of this TALA shall commence on the Effective Date.

If either Party breaches any of its representations or obligations under this TALA, the other Party shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this TALA upon at least forty-five (45) days’ notice, provided that such breach is continuing at the end of such notice period.

In the event of a termination due to breach by LICENSEE, SEQUANS shall keep the LICENSE FEE and LICENSEE shall pay to SEQUANS all outstanding maintenance fees and expenses accrued before the termination date in accordance with this TALA.

In the event a termination due to breach by SEQUANS, LICENSEE shall be entitled to continue to exercise the granted under this TALA, to continue to distribute and sell LICENSEE Products using and incorporating the LICENSED SOLUTION in its inventory, including LICENSEE PRODUCTS in process or production and shall be entitled to keep the SOFTWARE and all related documentation until for LICENSEE’s customers support. Nothing herein shall be construed to limit LICENSEE’s rights to seek any additional damages or remedies available to it under the law.

Upon termination of this TALA for LICENSEE’S uncured breach of this TALA, the TALA and all other rights granted hereunder to LICENSEE shall immediately cease, and LICENSEE shall (i) return the SOFTWARE (any and all releases) and all related documentation to SEQUANS, or (ii) destroy all remaining copies of such SOFTWARE and of the associated documentation and confirm such destruction in writing, provided, however, that LICENSEE shall be permitted to sell, distribute, and support any LICENSEE PRODUCTS in its inventory, including LICENSEE PRODUCTS in production and shall be entitled to keep the SOFTWARE and all related documentation until for LICENSEE’s customers support.

SECTION 10. CONFIDENTIALITY

10.1 Treatment and Protection of Confidential Information.

The Receiving Party acknowledges that, during the performance of this TALA, the Disclosing Party may disclose, or the Receiving Party may learn, of the Disclosing Party’s CONFIDENTIAL INFORMATION. The Receiving Party agrees to take reasonable steps to protect the Disclosing Party’s CONFIDENTIAL INFORMATION. The Receiving Party agrees not to: (1) use, except as required by the normal and proper course of performing under this TALA, (2) disclose, (3) copy, or (4) allow access to, the Disclosing Party’s CONFIDENTIAL INFORMATION without the express prior written consent of the Disclosing Party.

These restrictions shall continue to apply as long as the Disclosing Party maintains the confidentiality of the CONFIDENTIAL INFORMATION.

10.2 Employees.

The Receiving Party shall make its employees, agents, principals, and independent contractors aware of the confidentiality obligations of this TALA and the Receiving Party shall require its employees, agents, principals, and independent contractors to execute confidentiality agreements undertaking an obligation of confidentiality comparable to that provided in this TALA.

10.3 Return of Property.

Subject to LICENSEE’s right to retain the SOFTWARE and all related documentation as provided in Section 9 above, the Receiving Party agrees to return to the Disclosing Party promptly upon the termination of this TALA, or at any other time when requested, property of the Disclosing Party, including but not limited to all CONFIDENTIAL INFORMATION of the Disclosing Party, media containing such CONFIDENTIAL INFORMATION and all copies thereof.

SECTION 11. GENERAL TERMS

11.1 Waiver of Breach.

A breach of any provision of the TALA may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.

11.2 Severability.

If any provision of the TALA should, for any reason, be held invalid or unenforceable in any respect, the remainder of the TALA shall be enforced to the full extent permitted by law. A court of competent jurisdiction is hereby empowered to modify the invalid or unenforceable provision to make it valid and enforceable.

11.3 Assignment and Transfer.

Neither Party shall assign or transfer the TALA or any part thereof without the express prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

11.4 Force Majeure.

Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, storms, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such Party.

11.5 Entire Agreement.

The TALA and the exhibits hereto contain the entire agreement between the Parties as to the subject matter hereof. The TALA may not be modified or amended except in writing signed by the Parties, or as provided elsewhere in the TALA.

11.6 Headings.

Headings in the TALA are for the purpose of convenience only. They are not intended to be a material part of the TALA, and in the event of any conflict between the heading and the text, the text shall govern.

11.7 Publicity.

SEQUANS will have the right to use LICENSEE’s name and logo on SEQUANS’ website and in corporate presentations.

SEQUANS and LICENSEE agree to issue a joint press release in a form mutually agreed by the Parties regarding their relationship at a time that is mutually agreeable to both Parties.

11.8 Governing Law and Jurisdiction.

The TALA shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of the interpretation and/or the performance of the present agreement shall be submitted to the exclusive competence of the state or federal courts for the Southern District of New York, New York, notwithstanding plurality of defendants or introduction of a third party.

SEQUANS

/s/ Deborah Choate
Name:	Deborah Choate
Title:	Chief Financial Officer Sequans Communications

LICENSEE

/s/ Roger Wendelken
Name:	Roger Wendelken
Title:	Sr Vice President, MCU, IIBU

EXHIBIT A

UE Features

See attached data sheets:

Monarch

Monarch 2

EXHIBIT B

SOFTWARE

The SOFTWARE Is divided into 3 main components, FIRMWARE, SDK and TOOLS.

The FIRMWARE Includes:

•
•
•	[***]
•
•
•

The application software of the LICENSEE can control the FIRMWARE either by AT commands or by an Application Programming Interface (API).

The FIRMWARE runs on the embedded processor of SEQUANS SoC.

The FIRMWARE Is delivered in BINARY code.

The SDK (Software Development Kit) is a set of software and libraries that the LICENSEE can Integrate in their application software to control the FIRMWARE using a well-defined set of APls.

The SDK runs on external Application Processor/Micro-Controller. Upon availability, it can run embedded in the Application CPU (ACPU) of Sequans SoC.

The SOK is delivered in SOURCE code.

The TOOLS Include:

•	A Design & Verification Tool (DV) for hardware development.

•	A Diagnostic & Monitoring Tool (DM) for software development & field troubleshooting.

•	A Sequans Firmware Update Tool (SFU) for software upgrade of devices during development and on the production line.

The TOOLS runs on Windows PC.

LICENSEE expressly undertakes to use the DM TOOL for the sole and only purpose of TESTING and DEBUGGING. LICENSEE is perfectly aware that the distribution/sale of such DM TOOL is strictly prohibited by SEQUANS. Considering that the DM TOOL is provided as a courtesy by SEQUANS and at no charge, LICENSEE acknowledges and accepts that such DM TOOL is provided “AS IS” with no associated documentation, no support or maintenance of any kind, no warranties, express or implied, whatsoever. In no event shall SEQUANS be liable for any claim, damages or loss - incidental, indirect, special or consequential - arising from, out of in connection with the DM TOOL. No Intellectual Property or licensing rights shall be assigned to LICENSEE, under any form or for any purpose whatsoever, with respect to DM TOOL. Any modification, whatsoever, of the DM TOOL is strictly prohibited without prior written consent of SEQUANS. THE USE OF DM TOOL IS SUBJECT TO THE PRIOR ACCEPTANCE OF THESE TERMS.

SEQUANS is using the following list of open source into its design at run time and in SW production: for each of them:

Component:	Is the name of the software component which used as well as its source

Usage:	How it is used in Sequans solution. When embedded in firmware, it means the code is Integrated in Sequans solution and provided to CUSTOMER in binary form. If not embedded, it is provided as part of the source code. As such, CUSTOMER has the possibility to modify the open source and is required to comply with the open source license requirements.

License:	Reference for the applied license

Component	Usage	License

[***]

[***]

This list may evolve over time.

EXHIBIT C

Maintenance and Support Services

Annual Maintenance and Support Plan

Description

The annual maintenance and support plan applies to all SEQUANS LICENSEES who are eligible for such services under Solution License Agreement or any other agreement executed by such LICENSEES. No refund, pro-rated otherwise will be given to LICENSEE if LICENSEE cancels during a maintenance and support subscription period unless such cancellation or termination was the result of SEQUANS uncured breach of its maintenance and support obligations herein.

The plan consists of the following services and conditions.

1. Access to SEQUANS’ online Service Center website

Unlimited access to SEQUANS’ Service Center website. The Service Center website includes SEQUANS’ release notes, known product issues and links to download available Software releases and patches. All reports, inquiries and requests shall be written in English only. All documents attached to cases shall be in English.

2. Access to On-Line Technical Support

Unlimited access to SEQUANS’ on-line customer service ticketing system to allow LICENSEE to submit bug reports, technical inquiries or product feature enhancements requests. The current ticketing system used by SEQUANS is Salesforce CRM tool, should SEQUANS change such tool, LICENSEE will be notified in due time.

SEQUANS undertakes to provide LICENSEE with Acknowledgement and Response for any support request within the Guaranteed Hours of Operations, as defined below.

For the application of this service:

•

The term “Acknowledgement” is defined as the initial feedback provided by SEQUANS to the support request and consists of: 1) Acknowledgement of the severity level, which shall be agreed by the two parties, 2) Acknowledgement by SEQUANS that the support request includes sufficient information to understand the request and pursue the investigation.

•	The term “Response” is defined as either a solution to a functional or technical query or a status report on the resolution of such matter.

•	The term “Guaranteed Hours of Operations” means from 9 AM to 6 PM during business working days (excluding weekends and national holidays) applicable to SEQUANS’ regional support office.

Acknowledgement and Response times are determined based on the severity of the support request also named “Case” in the customer service system. SEQUANS and LICENSEE shall agree in good faith upon the classification of the severity of the notified problem. SEQUANS will endeavour to respect the applicable response time limits defined below. In the event that the LICENSEE’s problem report does not contain sufficient information for SEQUANS to diagnose, SEQUANS will request from LICENSEE the extra information needed for investigation and such request will reset the problem report clock in the LICENSEE service tool.

Severity Criteria	Acknowledgement Time	Response Time
Blocker: Problem which prevents or seriously impairs the performance of substantially all major functions in the LICENSED SOLUTION	1 working day from the call	4 working days from the call

Major: Severe impact of a problem which prevents or seriously impairs the performance of a major function in the LICENSED SOLUTION	3 working days from the call	9 working days from the call

Normal: Degraded Operation for a problem which disables or impairs the performance of a minor function in the LICENSED SOLUTION.	6 working days from the call	17 working days from the call

Minor: Problem in a rarely used function and problem for which there is an easy and effective method of avoiding impact.	11 working days from the call	40 working days from the call

The above-mentioned support scheme will be valid only to if LICENSEE has respected design guidelines communicated by SEQUANS during the design phase.

For issues with “Blocker” severity level, SEQUANS will make its best effort to solve them within the shortest time and will determine the most appropriate solution, including the possible delivery of a patch release.

3. Telephone, Email and On-Line Instant Messaging Support

It is mandatory for LICENSEE to use SEQUANS CRM tool to report technical questions or issues. Other media such as phone, email or on-line instant message systems, may be used only in support of the investigation of support requests already reported and fully described in the CRM tool.

4. On-line Remote Support

SEQUANS can remotely access to LICENSEE’s production system or engineering test labs, via modem and remote access communication software: VNC connection. This service is designed to allow our support engineers to effectively investigate the problem in LICENSEE’s installation. This service depends on the IT infrastructure provided by LICENSEE.

5. Support Contacts

The LICENSEE may appoint up to 3 individuals (principal and substitutes) to serve as the primary contacts to receive support from SEQUANS and through the LICENSEE Center website.

SEQUANS will appoint 1 IOT Engineer to serve as the primary contact to provide technical support to the LICENSEES.

6. LICENSEE Project Follow-up

SEQUANS undertakes to setup regular meetings and/or conference calls with the customer Support Contacts at a frequency that can go up to once per week if required. The agenda of those calls will cover the review of the status of the pending LICENSEE support requests or “cases” from the LICENSEE Service website. Other technical-related topics such as development status, roadmap updates, specific support needs, may also be discussed during those calls.

7. LICENSEE Trainings

SEQUANS undertakes to provide 2 days of standard training on SEQUANS software and hardware products at SEQUANS premises or at LICENSEE premises for each new Licensed LICENSEE. By default, all trainings will be in English.

8. Reference Design Boards

In order to take full benefit of SEQUANS’ support capabilities, it recommended that LICENSEE purchase a User Equipment Reference Design boards to serve as development support platforms. Such platforms are intended to be used as a known reference to support the investigation of technical issues, and to compare the behavior of SEQUANS software and hardware solutions with its own implementation.

The warranty of Reference Design boards is covered by SEQUANS Terms and Conditions of Product Sale.

9. Software Upgrades

SEQUANS will provide LICENSEE, without additional charge any upgrades to software products (licensed to it), if and when they become available, including related documentation during the term of the maintenance and support subscription.

Upgrades are defined as new software versions which are denoted by a change in the release number (i.e. 2.0 or 5.1).

10. Software Updates

SEQUANS may provide LICENSEE, without additional charge, some updates to software products (licensed to it) including related documentation during the term of the maintenance and support subscription.

Updates consist of Software emergency patch releases (EPRs) intended to fix known product issues of severity level defined as “Blocker”.

11. Supported Software Versions

SEQUANS recommends to LICENSEE to use the latest Software versions released by SEQUANS to benefit from all new features and improvements.

Once a hardware solution is declared “End of Life”, SEQUANS commits to continue to support software on the End-of-Life hardware for a minimum of six months after the LICENSEE’s final purchase of the End-of-Life hardware.

EXHIBIT D

SEQUANS COMMUNICATIONS TERMS AND CONDITIONS OF SALE

1. DEFINITIONS - As used herein, the following terms shall have the meanings set forth below:

(a) “Seller” shall mean Sequans Communications.

(b) “Buyer” shall mean the individual or entity that has submitted a Purchase Order to Seller or has otherwise purchased Product directly from Seller

(c) “Purchase Order” shall mean a written offer to purchase the Product communicated to Seller by Buyer.

(d) “Product” shall mean Seller’s product: silicon, hardware board, LTE module, and/or LTE module evaluation kit and related documentation

(e) “Product Specification” always refers to Seller’s product specification.

(f) “Delivery Date” is the date when the Product is tendered to the carrier at Seller’s shipping point.

(g) “Essential IPR” means those claims of patents, patent applications, or any other intellectual property rights that would necessarily be infringed by remaining compliant with a published standard including optional implementations thereof provided for in the standards on technical but not commercial grounds taking into account normal technical practice and the state of art generally available at the time of standardization.

(h) “Order Acknowledgement” shall mean the document Seller sends to Buyer acknowledging and accepting a Purchase Order.

(i) “LTE Essential IPR” means Essential IPR for the LTE standards set by 3GPP, ETSI, JEDEC, IEEE or other specifications organization.

(j) “With LTE Essential IPR Indemnification” shall mean that the Product is purchased with Indemnification by Seller of LTE Essential IPR as described in Section 15 below.

(k) “Without LTE Essential IPR Indemnification” shall mean that the Product is purchased without indemnification by Seller of LTE Essential IPR as described in Section 16 below.

(l) “Standard Terms” shall mean these Sequans Communications Terms and Conditions of Sale.

(m) “Agreement” means the accepted Purchase Order and these Standard Terms.

2. PURCHASE PROCESS

(a) If Buyer would like to purchase Product, it must submit a purchase order to Seller. If Seller accepts the purchase order, it will send an Order Acknowledgment to Buyer. Seller will only accept Buyer’s orders if they are in writing on a properly constituted order in PDF version.

(b) Except as otherwise agreed by Seller and Buyer, the terms applicable to Seller’s sales to Buyer will be, in order of precedence: (i) the terms of Seller’s Order Acknowledgement to which Buyer’s offer relates, if any; (ii) the terms of any customer agreement provided by Seller that Buyer has signed in the past that has not been terminated, if terms and conditions of sale have been incorporated into that signed customer agreement; and (iii) unless contradicted by a signed agreement as described in (ii), these Standard Terms. Any provision of Buyer’s Purchase Order or other written communication which is in any way inconsistent with or in addition to these documents shall not be binding on Seller.

(c) Except as otherwise agreed by Seller and Buyer, in the absence of a customer agreement as described in section 2(b)(i) above, the Order Acknowledgment constitutes a counter offer to Buyer, and Buyer’s failure to object in writing to any provision within five (5) days of receipt of the Order Acknowledgment shall constitute acceptance of these Standard Terms and any terms included in the Order Acknowledgement. Seller’s failure to object to provisions contained in any communication from Buyer shall not be a waiver of these Standard Terms nor any additional terms included with Seller’s Order Acknowledgment.

3. EVALUATION BOARDS

The evaluation board (the “Evaluation Board”) offers limited features allowing developers only to evaluate and test the Sequans Products. The Evaluation Board is not intended for consumer or household use. Buyer is not authorized to use the Evaluation Board in any production system, and it may not be offered for sale or lease, or sold, leased or otherwise distributed for commercial purposes. If the Evaluation Board is incorporated in an evaluation system, the evaluation system may be used by Buyer solely for evaluation and testing purposes. Such evaluation system may not be offered for sale or lease or sold, leased or otherwise distributed for commercial purposes and must be accompanied by a conspicuous notice as follows : “This device is not, and may not be, offered for sale or lease, or sold or leased or otherwise distributed for commercial purposes”.

4. PRICE AND PAYMENT

(a) Seller will invoice Buyer on the Delivery Date. Such invoices will be due and payable net forty-five (45) days from date of invoice without deduction or set off of any kind.

(b) At any time before the Delivery Date, Seller reserves the right to change any terms of credit extended to Buyer in the event Seller believes, in good faith, that there has been an adverse change in Buyer’s credit worthiness or Buyer fails to comply with agreed credit terms, and to require partial or full payment in advance. In such event, if Buyer refuses to accept such change in credit terms, Seller may cancel Buyer’s Purchase Order without any liability to Seller. In the event of bankruptcy or insolvency of Buyer or in the event any proceeding is brought by or against Buyer under any bankruptcy or insolvency laws or their equivalent, Seller may cancel any Purchase Order then outstanding without liability to Seller and Buyer shall reimburse Seller for costs incurred and lost profit for the Product so canceled.

5. TAXES

Buyer shall pay, in addition to the prices indicated, the amount of any present or future customs, duties or any sales, use, excise or other similar tax applicable to the sale of the Product, or in lieu thereof Buyer shall supply Seller with an appropriate tax exemption certificate.

6. EXPORT CONTROL AND REGULATORY REQUIREMENTS

Buyer represents that the Product will not be shipped to any countries subject to embargo, export controls or other restrictions under any applicable law or regulation. Buyer is obliged to comply with regulatory requirements applying to the Product as indicated the Product’s documentation.

7. DELIVERY POINT - All sales are made Ex Works point of shipment, Seller’s facility in Singapore. Title and risk of loss or damage shall pass to Buyer upon tender of the Product to the carrier at the shipping point. Unless written instructions from Buyer specifying the method of shipment have been received and accepted by Seller, Seller will exercise its own discretion in selecting the manner of shipment, insurance, and carrier. Buyer shall be solely responsible for filing any claims for damage during shipment with the carrier. After the passage to Buyer of such risk of loss, the Product held by Seller, for whatever reason, shall be held for Buyer’s account at Buyer’s expense, irrespective of whether the Product is within the coverage of any insurance policy maintained by Seller.

8. DELIVERY

(a) Seller will manufacture the Product in accordance with the shipment date as indicated in the Order Acknowledgment. However, the shipment date is an estimate only, and Seller will be subjected to no liability for failure to perform on or by such date, provided, however, that Buyer shall have the right to terminate, all or any portion of any Purchase Order where Seller moves the shipment date more than sixty (60) days beyond the original committed date.

(b) Seller reserves the right to make partial shipments by line item with the consent of the Buyer, which consent shall not be unreasonably withheld, and invoices will be issued accordingly by Purchase Order line item.

9. PRODUCT ACCEPTANCE

(a) Buyer shall notify Seller (and the carrier where appropriate) of discrepancies between type and quantity of the Product ordered and the Product delivered, or damage to the Product, within five (5) working days of Buyer’s receipt of the Product. Lacking such notice, Buyer shall be deemed to have irrevocably accepted the Product as invoiced.

(b) Defective Product may be returned to Seller only after prior notification and receipt of a Return Material Authorization number (hereinafter referred to as “RMA Number”). All Product returned under an RMA will be at Buyer’s expense and risk. Product returned without a valid RMA Number will be sent back to the Buyer at Buyer’s expense and risk.

(c) No credit allowances for defective Product will be made or replacements therefore shipped until it is established to Seller’s satisfaction after suitable test and inspection that the Product was in fact defective. Seller reserves the right to impose a reasonable rescreening charge if Seller determines that the Product returned is found to be functional.

10. SPECIFICATIONS - All Product is subject to Seller’s standard specifications. Seller shall not make substitutions and modifications in the specifications of any Product without notification to or approval from Buyer and shall not change any Products without Notice to Buyer, in compliance with J-STD-046, and written acceptance of the change by Buyer within a reasonable amount of time if the fit, form, or function of the Product has changed.

11. LIMITED WARRANTY - Seller warrants all Product against defects in materials and workmanship for a period of two (2) years from the Delivery Date. Board Products are warranted for a period of six (6) months from the Delivery Date. Seller’s sole liability shall be limited to either replacing, repairing or issuing credit, at its option, for the Product if it has been paid for. Seller will not be liable under this provision unless:

(a) Seller is promptly notified in writing upon discovery of defects by Buyer;

(b) The claimed defective Product is returned to Seller by Buyer at Seller’s expense;

(c) Seller’s examination of the Product discloses that the alleged defect was not caused by misuse, neglect, improper installation, repair, alteration, accident or other hazard.

THIS WARRANTY DOES NOT COVER, AND SELLER SHALL HAVE NO LIABILITY FOR, PRODUCT DAMAGE WHICH RESULTS FROM ACCIDENT, MISUSE, ABUSE, IMPROPER LINE VOLTAGE, FIRE, FLOOD, LIGHTNING OR OTHER ACTS OF GOD OR DAMAGE RESULTING FROM ANY MODIFICATIONS, REPAIRS OR ALTERATIONS PERFORMED OTHER THAN BY SELLER OR SELLER’S AUTHORIZED AGENT. BUYER ACKNOWLEDGES THAT THE PRODUCT IS HIGHLY SENSITIVE ELECTRONIC DEVICE REQUIRING SPECIAL HANDLING AND THAT THIS WARRANTY DOES NOT APPLY TO IMPROPERLY HANDLED PRODUCT. SELLER EXPLICITLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY WARRANTIES NOT PROVIDED FOR HEREIN, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES PROVIDED BY THE UNIFORM COMMERCIAL CODE, TO THE GREATEST EXTENT PERMITTED BY LAW.

12. BUYER’S REPRESENTATIONS

(a) Buyer shall use the Product in accordance with (i) the applicable laws and regulations and (ii) the applicable Standard Terms.

13. CANCELLATION - Seller must receive Buyer’s written cancellation notice no less than sixty-five (65) days before Seller’s scheduled ship date indicated in the Order Acknowledgment.

14. RESCHEDULING OF DELIVERY

(a) Product scheduled for delivery within thirty (30) days cannot be rescheduled

(b) Product scheduled for delivery outside of thirty (30) days may be rescheduled one (1) time, as long as the rescheduled ship date takes within the same calendar quarter as the original scheduled ship date.

15. END OF LIFE - In the event that Seller decides to discontinue the manufacture of a Product, Seller shall give Buyer at least twelve (12) months advance written notice thereof. Supplier shall allow Buyer to place Purchase Orders for the given Product, which shall be non-cancellable, within nine (9) months from the date of the aforesaid notice with delivery of the Products to occur no later than fifteen (15) months from the date of written notice of discontinuance.

21. PROHIBITIONS - Buyer covenants that it shall not use the Products for the purposes of disturbing international peace and security, including notably (i) the design, development, production, stockpiling or any use of weapons of mass destruction such as nuclear, chemical or biological weapons or missiles, (ii) the other military activities, or (iii) any use supporting these activities.

22. TERMINATION

In the event either Party breaches any of its material obligations as set forth in the Agreement, the other Party shall be entitled to terminate such Agreement thirty (30) days following a notice to cure the breach given in a letter sent registered mail, return receipt requested, with which the breaching Party fails to comply, without prejudice to the right of the non-breaching Party to claim any damages to which it may be entitled.

18. GENERAL

(a) Subject to Section 2(b) above, these Standard Terms and any related Order Acknowledgment (i) constitute the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein, and (ii) supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to the subject matter hereof.

(b) All rights and obligations of the parties to these Standard Terms and any related Order Acknowledgment shall be governed by and construed in accordance with the laws of the State of New York.

(c) All covenants, stipulations and promises in these Standard Terms and any related Order Acknowledgment shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest, assignees, and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under these Standard Terms and any related

Order Acknowledgment without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prevent either party from assigning all of its rights and obligations under these Standard Terms and any related Order Acknowledgment to a wholly-owned subsidiary of that party upon written notice to the other party.

(d) If the performance of these Standard Terms and any related Order Acknowledgment or if any obligations hereunder, except the making of payments, is prevented, restricted, or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; inability to obtain raw materials, unforeseen manufacturing inefficiencies, power, or supplies, war or other violence; any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency; or any other act or condition whatsoever beyond the reasonable control of the parties hereto (together referred to as “Force Majeure Events”), the party so affected upon giving prompt written notice to the other party, will be excused from performance to the extent of the prevention, restriction, or interference, provided that the party so affected uses its best efforts to avoid or remove the causes of nonperformance and continues performance hereunder with the utmost dispatch as soon as those causes are removed. Should the given Force Majeure event last more than two (2) months, either Party shall be entitled terminate the given Purchase Order, upon seven (7) days prior written notice notified to the other Party by registered letter, being specified that such termination, shall not entail any right of compensation whatsoever.

(e) These Standard Terms and any related Order Acknowledgment shall be governed by and construed in accordance with the laws of the State of New York. Any dispute regarding the performance, interpretation, enforcement, termination of the Agreement or with respect to any matter arising out of or in connection with these Standard Terms and any related Order Acknowledgment shall be submitted to the exclusive competence of the state and federal courts of the Southern District of New York, New York, notwithstanding plurality of defendants or introduction of a third party. Prior to any referral of a dispute to a Court, the Parties shall attempt to reach an amicable settlement.

EXHIBIT E

SUB-LICENSE TO CONTRACTORS

In accordance with section 2.2 of this TALA, the following manufacturing or design service contractors are authorized access to the LICENSED SOLUTION:

Name of Contractor	Address of Contractor	Name and Email Address of Contact Person at the Contractor	Type of Services Provided by Contractor	Contractor has agreed to respect the obligations of the LICENSE	Sub-license accepted by SEQUANS as evidenced by signature below
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

EXHIBIT F

PRODUCT PRICING

Expected Annual (Calendar) Units	Monarch (SQN3330)	Monarch 2 (SQN3430)	Monarch N (SQN3410)
[***]

***	This Volume point will help cover ramp up of new products that MP within a calendar year.